Exhibit 10.38

VEREIT, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016

February 21, 2018

Mr. Paul McDowell
Executive Vice President and Chief Operating Officer
VEREIT, Inc.

RE: Terms of Employment

Dear Mr. McDowell:

The following sets forth an amendment to the terms and conditions of your employment (the “Amendment”) with VEREIT, Inc. (the “Company”), as set forth in your employment agreement dated and effective as of February 23, 2016 (the “Agreement”).

The following paragraph is inserted prior to the paragraph on page 4 that begins “In the event of a Qualifying Termination.”

“In the event of a Qualifying Termination during a Change in Control Period, in addition to the Accrued Benefits and the Prior Year Bonus, you will be entitled to severance payments equal to the product of (x) two (2) multiplied by (y) the sum of (A) twelve (12) months’ Base Salary plus (B) an amount equal to the Target Bonus as in effect on the date of your termination, payable in a cash lump sum on the sixtieth (60th) day after the Date of Termination.”

The following paragraphs are inserted after the paragraph on page 5 containing the definition of “Cause”:

“Change in Control” shall mean (i) any one person or more than one person acting as a group (as defined under Treas. Reg. §1.409A-3(i)(5)(v)(B)) (“Person”), acquires shares of the Company having more than 50% of the total voting power or total fair market value of the stock of the Company, not including any merger, consolidation or reorganization of the Company where the shareholders of the Company are substantially the same as before such transaction, (ii) any Person acquires assets of the Company having a total gross fair market value equal to 40% or more of all of the assets of the Company immediately before such acquisition or acquisitions, or (iii) a majority of the members of the Board is replaced in any 12-month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that no Change in Control shall be deemed to have occurred unless such event constitutes a “Change in Control” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

“Change in Control Period” shall mean the period beginning one hundred twenty (120) days prior to, and ending twenty-four (24) months following, a Change in Control.”

The Agreement remains in full force and effect in all other respects.

Sincerely,

/s/ Glenn Rufrano
Glenn Rufrano
Chief Executive Officer
VEREIT, Inc.

Accepted By:

/s/ Paul H. McDowell
Paul H. McDowell